Exhibit 99.1

Exhibit 99.1 Earnings Release of January 28, 2010

HENNESSY ADVISORS, INC. ANNOUNCES FIRST QUARTER EARNINGS OF $0.04 PER SHARE

Novato, CA – January 28, 2010 – Hennessy Advisors, Inc. (OTCBB:HNNA) today announced fully diluted earnings per share of $0.04 for the first quarter of 2010, which ended December 31, 2009. Earnings increased 500% versus the prior comparable period, which were a loss of $(0.01) per share. The increase in earnings is primarily attributable to increased mutual fund assets under management. Assets under management grew from $641 million at December 31, 2008 to $945 million at December 31, 2009, an increase of over 47%.

“We are extremely pleased to once again be reporting earnings to our shareholders, after reporting a small loss in the prior comparable period and for our prior fiscal year,” said Neil Hennessy, President and CEO of Hennessy Advisors, Inc. “Last March the markets, our assets under management, as well as our earnings per share hit low points, but have since seen steady improvement. I believe the market lows of last year are behind us and that the financial markets are in the midst of a sustainable, long-term recovery,” added Mr. Hennessy.

“We continue to pursue acquisitions and have strengthened and broadened our product offering, which now includes both domestic and international funds, as well as a new series of sub-advised funds. We have also built a strong distribution platform for these funds, and while the majority of assets are currently being invested in fixed income vehicles, I believe that once assets begin flowing back to equity mutual funds that Hennessy will be in a strong competitive position,” said Mr. Hennessy.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
First Quarter	Dec. 31, 2009	Dec. 31, 2008	$ Change	% Change
Total Revenue	$1,998,643	$1,397,864	$600,779	43.0%
Net Income (Loss)	$203,467	$(73,855)	$277,322	375.5%
Earnings(loss) per share (diluted)	$0.04	$(0.01)	$0.05	500.0%
Weighted Average number of shares outstanding	5,692,790	5,666,452	26,338	0.5%

At Period Ending Date	Dec. 31, 2009	Dec. 31, 2008	$ Change	% Change
Mutual Fund Assets Under Management	$944,915,487	$641,343,758	$303,571,729	47.3%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to a consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.